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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-129286

PROSPECTUS

EQUITABLE RESOURCES

Offer to Exchange

5% Notes due 2015
which have been registered under the Securities Act of 1933
for all outstanding 5% Notes due 2015
($150,000,000 aggregate principal amount outstanding)
of
 EQUITABLE RESOURCES, INC.

        The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the registration requirements under the federal securities laws. The terms of the exchange offer are summarized below and more fully described in this prospectus.

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  The exchange offer will expire at 5:00 p.m., New York City time, on April 28, 2006, unless extended.

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  We will exchange all original notes that are validly tendered and not withdrawn before the exchange offer expires for an equal principal amount of exchange notes which are registered under the Securities Act.

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  You may withdraw tenders of original notes at any time before the exchange offer expires.

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  The exchange of original notes for exchange notes will generally not be a taxable event for U.S. federal income tax purposes.

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  We can amend or terminate the exchange offer.

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  The terms of the exchange notes will be substantially identical to the original notes, except that the transfer restrictions and registration rights relating to the original notes will not apply to the exchange notes.

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  We may redeem some or all of the exchange notes at any time, or from time to time, at our option, at the redemption prices stated herein.

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  We may from time to time, without notice to or the consent of the holders of the exchange notes, create and issue more notes ranking equally and ratably with the exchange notes in all respects.

        Please refer to "Risk Factors" beginning on page 7 of this prospectus for a discussion of risks you should consider in connection with the exchange offer.

        Currently, there is no public trading market for the exchange notes.

        Interest on the exchange notes will be payable in arrears on every April 1 and October 1, commencing April 1, 2006.

        As of December 31, 2005, the aggregate outstanding indebtedness with which the exchange notes will rank pari passu is $982 million.

        We are not making this exchange offer in any state or jurisdiction where it is not permitted.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 17, 2006.

        In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. This prospectus incorporates important business and financial information about us that is not included in this prospectus. You may obtain a copy of this information, without charge, upon written or oral request, as described in the "Where You Can Find More Information" section. In order to obtain timely delivery, please provide us with at least five business days' notice. To ensure the timely delivery of any requested information with regard to this exchange offer, we must receive your request for information no later than April 20, 2006. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations, and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus.

        In this prospectus, "we," "us," "our," "Equitable," and the "Company" refer collectively to Equitable Resources, Inc. and its consolidated subsidiaries unless otherwise specified.

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PROSPECTUS SUMMARY

        This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including, the matters set forth under "Risk Factors" and the financial data and related notes included in this prospectus and incorporated by reference in this prospectus, before making an investment decision.

About Equitable Resources, Inc.

        We are an integrated energy company. We focus on Appalachian area natural gas production and gathering, natural gas distribution and transmission and the development of energy infrastructure and efficiency solutions for our customers primarily in the northeastern section of the United States. Together with our subsidiaries, we offer energy (natural gas, crude oil and natural gas liquids) products and services to wholesale and retail customers through two business segments: Equitable Utilities and Equitable Supply. In December 2005, we discontinued and sold the operations of our NORESCO segment, which provided energy efficiency solutions to customers. We received $80 million of proceeds in December 2005 for this sale, which are subject to future purchase price adjustments.

Equitable Utilities

        Equitable Utilities' operations comprise the sale and transportation of natural gas to customers at state-regulated rates, interstate pipeline gathering, transportation and storage of natural gas subject to federal regulation, the unregulated marketing of natural gas, and limited trading activities. In 2005, we derived approximately 34%, of our net operating revenues from Equitable Utilities.

Equitable Supply

        Equitable Supply's business consists of two activities, production and gathering, with operations in the Appalachian Basin region of the United States. Equitable Production develops, produces and sells natural gas and minor amounts of associated crude oil and its associated by-products. Equitable Gathering engages in natural gas gathering and processing of natural gas liquids. Equitable Supply generated 66% of our net operating revenues in 2005.

Principal Offices

        Our principal offices are located at 225 North Shore Drive, Pittsburgh, Pennsylvania 15212 and our telephone number is (412) 553-5700.

The Exchange Offer

Background	On September 30, 2005, we completed a private placement of the original notes. The terms of the original notes were established in an officer's declaration pursuant to the authorization of our board of directors in accordance with the indenture described below.
In connection with that private placement, we entered into a registration rights agreement in which we agreed to deliver this prospectus to you and to make an exchange offer. This exchange offer is intended to satisfy the exchange and registration rights granted to the initial purchasers of the original notes in the registration rights agreement. Except in the limited circumstances described below, after the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your original notes. See "The Exchange Offer—You May Suffer Adverse Consequences if You Fail to Exchange Outstanding Original Notes and—Shelf Registration."
Securities Offered	Up to $150,000,000 of 5% Notes due 2015. The terms of the exchange notes and the original notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the original notes. See "The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Outstanding Original Notes."
The Exchange Offer	We are offering to exchange the original notes for a like principal amount of exchange notes. Subject to the requirement that the exchange notes be issued in minimum denominations of $2,000, original notes may only be exchanged in integral principal multiples of $1,000.
Expiration Date; Withdrawal of Tender	Our exchange offer will expire 5:00 p.m., New York City time, on April 28, 2006, or a later time if we choose to extend the exchange offer. You may withdraw your tender of original notes at any time prior to the expiration date. All outstanding original notes that are validly tendered and not validly withdrawn will be exchanged. Any original notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.
Resales of Exchange Notes	Based on interpretive letters of the SEC staff to third parties, we believe that you can offer for resale, resell and otherwise transfer the exchange notes without complying with the registration and prospectus delivery requirements of the Securities Act if:
• you acquire the exchange notes in the ordinary course of business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and
• you are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act.
If any of these conditions is not satisfied and you transfer any exchange notes without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.
Each broker-dealer acquiring exchange notes for its own account in exchange for original notes which it acquired through market-making activities or other trading activities must acknowledge that it will deliver a proper prospectus when any such exchange notes are transferred. After notice to us in writing, a broker-dealer may use this prospectus, as amended or supplemented from time to time, for an offer to resell, a resale or other retransfer of such exchange notes. We have agreed that until September 11, 2006 we will keep the prospectus current and make it available for this purpose to broker-dealers who request it in writing, for such use.
Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue the exchange notes in exchange for, any original notes is subject to certain customary conditions relating to compliance with any applicable law, or any applicable interpretation by the staff of the SEC, or any order of any governmental agency or court of law. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Notes Held in the Form of Book-Entry Interests	The original notes were issued as global securities and were deposited upon issuance with the Trustee, as custodian for The Depository Trust Company ("DTC"). The Trustee issued certificateless depositary interests in those outstanding original notes, which represent a 100% interest in those original notes, to DTC. Beneficial interests in the outstanding original notes, which are held by direct or indirect participants in DTC through the certificateless depository interest, are shown on, and transfers of the original notes can only be made through, records, maintained in book-entry form by DTC.
You may tender your outstanding original notes:
• through a computer-generated message transmitted by DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

• by sending a properly completed and signed letter of transmittal, which accompanies this prospectus, and other documents required by the letter of transmittal, or a facsimile of the letter of transmittal and other required documents, to the exchange agent at the address on the cover page of the letter of transmittal;
and either:
• a timely confirmation of book-entry transfer of your outstanding original notes into the exchange agent's account at DTC, under the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer—Book Entry Transfers" must be received by the exchange agent on or before the expiration date; or
• the documents necessary for compliance with the guaranteed delivery described in "The Exchange Offer—Guaranteed Delivery Procedures" must be received by the exchange agent on or before the expiration date.
Procedures for Tendering Notes held in the Form of Registered Notes	If you hold registered original notes, you must tender your registered original notes by sending a properly completed and signed letter of transmittal, together with other documents required by it, and your certificates, to the exchange agent, in accordance with the procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering Original Notes."
United States Federal Income Tax Considerations	The exchange offer should not result in any income, gain or loss to the holders of original notes or to us for United States federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations."
Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. The net proceeds from the issuance and sale of the original notes were approximately $148,009,500. The proceeds were used to reduce our outstanding commercial paper. See "Use of Proceeds."
Exchange Agent	The Bank of New York is serving as the exchange agent for the exchange offer.
Shelf Registration Statement	In limited circumstances, holders of original notes may require us to register their original notes under a shelf registration statement. See "The Exchange Offer—Shelf Registration."
Regulatory Requirements	The completion of the exchange offer is not contingent upon or subject to any federal or state regulatory compliance or approvals.

The Exchange Notes

        The following summary contains basic information about the exchange notes and is not intended to be a complete description. It may not contain all the information that may be important to you. For a more complete description of the exchange notes, please refer to the section of this prospectus entitled "Description of Exchange Notes."

Issuer	Equitable Resources, Inc.
Securities Offered	$150,000,000 aggregate principal amount of 5% Notes due October 1, 2015
Maturity	October 1, 2015
Interest Rate	5% per year
Interest Payment Dates	April 1 and October 1, commencing April 1, 2006
Minimum Denomination	$2,000 and integral multiples of $1,000 in excess thereof
Optional Redemption	We may redeem the exchange notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the exchange notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption. See "Description of Exchange Notes—Optional Redemption."
Ranking	The exchange notes will be our senior unsecured debt and will rank equally with all of our existing and future unsecured and unsubordinated debt. The exchange notes will be effectively subordinated to all of our existing and future secured debt to the extent of the assets securing that debt and to all the debt and other liabilities of our subsidiaries. As of December 31, 2005, we had approximately $982 million outstanding indebtedness with which the exchange notes will rank pari passu.
Certain Covenants	The indenture governing the exchange notes, among other things, contains covenants limiting our ability and the ability of our subsidiaries to:
• incur debt secured by liens;
• engage in sale-leaseback transactions; and
• merge or consolidate or sell all or substantially all of our assets.
These covenants are subject to important exceptions and qualifications described under "Description of Exchange Notes —Certain Covenants."

Events of Default	Pursuant to the indenture governing the exchange notes, an event of default with respect to the exchange notes will occur if we:
• fail to make a required interest payment on the exchange notes, which continues for 30 days;
• fail to make a required principal payment on the exchange notes at maturity;
• default in the performance of or breach certain covenants contained in the indenture, which continues for 60 days after due notice by the Trustee or by holders of at least 10% in principal amount of the exchange notes;
• default under any bond, debenture, note or other evidence of indebtedness for borrowed money in an aggregate principal amount of at least $50,000,000 (which default constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto); or
• become subject to certain events of bankruptcy, insolvency or reorganization.
These events of default are subject to important exceptions and qualifications described under "Description of Exchange Notes—Events of Default."
Listing	We do not intend to list the exchange notes on any securities exchange.
Further Issues	We may from time to time, without notice to or the consent of the holders of the exchange notes, create and issue further exchange notes ranking equally and ratably with the exchange notes in all respects, so that such further exchange notes shall be consolidated and form a single series with the exchange notes offered by this prospectus and shall have the same terms as to status, redemption or otherwise as the exchange notes offered by this prospectus.
The indenture governing the exchange notes does not limit the amount of exchange notes or other debt securities that we may issue under the indenture. We have issued, and are permitted to continue to issue, additional series of debt securities under the indenture.
Risk Factors	You should refer to the section entitled "Risk Factors" beginning on page 7 for a discussion of material risks you should carefully consider before deciding to exchange your notes.

RISK FACTORS

        In addition to the other information in this prospectus, you should carefully consider the following factors in connection with the exchange offer.

Risks Relating to Our Business

Natural gas price volatility may have an adverse effect on our revenue, profitability and liquidity.

        Our revenue, profitability and liquidity depend upon the price and demand for natural gas. The markets for natural gas are volatile and fluctuations in prices will affect our financial results. Recently, natural gas prices have increased substantially. Such price increases, and any additional increases, in natural gas prices may be accompanied by or result in increased margining requirements under our hedging agreements, increased well drilling costs, increased deferral of purchased gas costs for our distribution operations, increased production taxes, increased lease operating expenses, increased exposure to credit losses resulting from potential increases in uncollectible accounts receivable from our distribution customers and increased customer conservation or conversion to alternative fuels. Lower natural gas prices, increases in our estimates of development costs or changes to our production assumptions may result in our having to make downward adjustments to our estimated proved reserves and incur non-cash charges to earnings.

        Natural gas prices are affected by a number of factors beyond our control, which include:

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  weather conditions;

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  the supply of and demand for natural gas;

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  national and worldwide economic and political conditions;

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  the price and availability of alternative fuels;

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  the proximity to, and availability of capacity on, transportation facilities; and

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  government regulations, such as regulation of natural gas transportation, royalties and price controls.

We use derivative contracts to hedge commodity prices which may subject us to the material risk of margin calls and may prohibit us from receiving the full benefit of increasing natural gas prices.

        We periodically enter into commodity price derivative contracts (hedging arrangements, including futures contracts, swap agreements and exchange traded instruments) for the purpose of establishing fixed prices and managing the risk associated with natural gas price volatility. We have entered into derivative contracts primarily to hedge (i) a portion of our expected natural gas production and (ii) natural gas sales transactions associated with gas held in storage. Our hedging contracts typically reduce our exposure to decreases in the market prices below the agreed-upon fixed price. When forward market prices increase above the agreed-upon fixed price, we may be subject to margin calls that require us to post material amounts of collateral with our hedge counterparties in the form of cash until settlement. The cash collateral provided to our hedge counterparties is returned to us in whole or in part upon a reduction in forward market prices, depending on the amount of such reduction, or in whole upon settlement of the related hedge transaction. In addition, to the extent we have hedged our current production at prices below the current market price, we are unable to benefit fully from the increase in the price of natural gas.

        We are also exposed to the risk of non-performance by our hedge counterparties of their obligations under the derivatives contracts. In addition, unauthorized speculative trades could occur that may expose us to substantial losses to cover a position in the contract, which may in turn have a material adverse effect on our revenues, cash flows and results of operations. We maintain a system of internal controls, however, to limit the possibility of unauthorized trading or speculation on commodity prices.

We are dependent on our ability to cost-effectively access capital markets. Our inability to obtain capital on acceptable terms may adversely affect our business. A reduction in our credit ratings could increase our borrowing costs.

        We rely on access to both short-term debt markets and longer-term capital markets as a source of liquidity and to satisfy our capital requirements in excess of cash flow from our operations. Any inability to maintain our current credit ratings could affect, especially during times of uncertainty in the capital markets, our ability to raise capital on favorable terms which, in turn, could impact our ability to manage our business. Moody's Investors Service, Inc. (Moody's) and Standard & Poor's Ratings Services (S&P) periodically assign credit ratings on our debt. We raise capital primarily by issuing senior-unsecured debt (currently rated A2 and A-, respectively) which we typically use to finance longer-terms assets and issuing commercial paper (currently rated P-1 and A-2, respectively) which we typically use for working capital and liquidity requirements. Any downgrades in these ratings could have a negative impact on our liquidity, our access to capital markets and our costs of financing and could increase the amount of collateral required by our hedge counterparties. Following our announcement that we signed a purchase agreement to acquire the capital stock of The Peoples Natural Gas Company and Hope Gas, Inc., S&P put our ratings on Credit Watch with negative implications and Moody's put our ratings on review for possible downgrade. Capital market disruptions could also adversely affect our ability to access one or more financial markets.

        Each of the rating agencies has stated that our rating is based on their expectations with respect to certain financial performance measures and ratios.

        A rating is not a recommendation to buy, sell or hold the exchange notes, inasmuch as such rating does not comment as to market price or suitability for a particular investor. The ratings assigned to the exchange notes address the likelihood of payment of principal and interest on the notes pursuant to their terms. A rating may be subject to revision or withdrawal at any time by the assigning rating agency.

We may incur additional indebtedness, which may adversely affect our cash flow, our ability to make payments on the exchange notes and our financial results.

        The indenture governing the exchange notes does not limit the amount of other debt securities that we may issue. We have issued, and are permitted to issue in the future, additional series of debt securities under the indenture. As of December 31, 2005, we had total short-term debt and obligations of $365 million, total long-term debt and obligations of $766 million and shareholders' equity of $354 million. The amount of our indebtedness may have important consequences to you. For example, it could:

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  make it more difficult for us to satisfy our obligations with respect to the exchange notes;

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  put us at a competitive disadvantage compared to our competitors that have less debt;

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  increase our vulnerability to general adverse economic and industry conditions;

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  increase our vulnerability to interest rate increases to the extent our variable-rate debt is not effectively hedged; and

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  limit our ability to make investments or take other actions or borrow additional funds.

        The indenture relating to the exchange notes and our other debt instruments contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in acceleration of all of our debts.

        Furthermore, a default, if not cured or waived, under the indenture governing the exchange notes would cause cross defaults under our revolving credit agreement and other debt instruments. In that event, a significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the exchange notes.

        Our commercial paper debt has relatively short maturities. Upon the maturity of our outstanding commercial paper, there can be no assurance that we will be able to obtain additional financing at the same or lower interest rates. Additional interest costs that we cannot pass on to our utility and other customers, either because of regulatory or competitive limitations, would reduce our net income.

Upon a material default under our credit agreement, including a change of control, we are not certain whether we would have, or be able to obtain, sufficient funds to make accelerated payments on our debt, including on the exchange notes.

        We maintain a revolving credit facility for working capital, capital expenditures, share repurchases and other lawful corporate purposes and as support for our commercial paper program. Subject to certain terms and conditions our lenders have committed to provide loans and letters of credit in an aggregate amount of up to $1,000,000,000. We may request two one-year extensions of the maturity date.

        A change of control will cause an event of default under the terms of the credit agreement which governs our revolving credit facility. Upon the occurrence of a change of control, the lenders who provided the credit facility can declare the unpaid principal amount of all outstanding loans under the credit facility, including all interest accrued and unpaid thereon, immediately due and payable. There can be no assurance that we will have, or be able to obtain, sufficient funds at the time of the change of control to make any accelerated payments on our debt, including on the exchange notes.

        Our revolving credit agreement also requires us to maintain at all times a ratio of consolidated debt to total capital of not more than 65%. Any events or circumstances (including any charges to earnings) which have an effect, directly or indirectly, of reducing our common equity, increasing our indebtedness or reducing interest coverage, in relative terms, could result in non-compliance with this covenant. Our revolving credit agreement includes a cross-default provision that would be triggered if we or any of our subsidiaries defaults on any payment due under any indebtedness or certain derivative contracts, including most of our hedging agreements, exceeding $50 million.

Our need to comply with comprehensive, complex and sometimes unpredictable government regulations may increase our costs and limit our revenue growth, which may result in reduced earnings.

        We are subject to laws, regulations and other legal requirements enacted or adopted by federal, state and local, as well as foreign authorities relating to protection of the environment and health and safety matters, including those legal requirements that govern discharges of substances into the air and water, the management and disposal of hazardous substances and wastes, the clean-up of contaminated sites, groundwater quality and availability, plant and wildlife protection, restoration of drilling properties after drilling is completed, pipeline safety and work practices related to employee health and safety. Complying with these requirements could have a significant effect on our costs of operations and competitive position. In addition, we could incur substantial costs, including clean-up costs, fines and civil or criminal sanctions and third party damage claims. Furthermore, our operations are subject to extensive state and local legislation and regulation, which is under constant review for amendment or expansion. If we fail to comply with statutes and regulations, we may be subject to substantial penalties, which would decrease our profitability.

        Significant portions of our gathering, transportation, storage and distribution businesses are subject to state and federal regulation including regulation of the rates which we may assess our customers. The agencies which regulate our rates may prohibit us from realizing a level of return which we believe is appropriate. These restrictions may take the form of imputed revenue credits, cost disallowances (including purchased gas cost recoveries) and/or expense deferrals. Additionally we may be required to provide additional assistance to low income residential customers to help pay their bills.

The actual quantities and present value of our proved gas reserves may prove to be lower than we have estimated, which could negatively impact our long-term growth prospects.

        The proved gas reserve information included and incorporated into this prospectus represents only estimates. These estimates are prepared by company engineers and are reviewed by independent petroleum engineering firms. The estimates were calculated using gas prices in effect on the date indicated in the reports. Any significant price changes will have a material effect on the present value of our reserves. For example, an increase in gas prices of approximately $0.50 per mcfe from those prices used to calculate our reserves in our Annual Report on Form 10-K for the year ended December 31, 2005 would increase the present value of our proved reserves by approximately $322 million, and the same decrease in gas prices would decrease the present value of our proved reserves by the same amount.

        Petroleum engineering involves a complex and subjective process of estimating underground accumulations of gas that cannot be measured in an exact manner. The process involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Future economic and operating conditions are uncertain which could cause a revision to our future reserve estimates. Estimates of economically recoverable gas reserves and of future net cash flows depend upon a number of variable factors and assumptions, including:

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  historical production from the area compared with production from other comparable producing areas; and

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  the assumed effects of regulation by governmental agencies.

        Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating reserves:

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  the quantities of gas that are ultimately recovered;

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  the timing of the recovery of gas reserves;

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  the production and operating costs incurred;

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  the amount and timing of future development expenditures; and

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  the gas price received.

        Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material.

        The discounted future net revenues included and incorporated in this prospectus should not be considered as the market value of the reserves attributable to our properties. As required by the Securities and Exchange Commission ("SEC"), the estimated discounted future net revenues from proved reserves are generally based on prices and costs as of the date of the estimate while actual future prices and costs may be materially higher or lower. Actual future net revenues will also be affected by factors such as:

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  the amount and timing of actual production;

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  supply and demand for gas; and

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  changes in governmental regulations or taxation.

        In addition, the 10% discount factor, which the SEC requires to be used to calculate discounted future net reserves for reporting purposes, is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the gas industry in general.

The amount or timing of actual future gas production and the cost and timing of our infrastructure development program are difficult to predict and may vary significantly from reserves and production estimates which may reduce our earnings.

        Our future success depends on our ability to develop additional gas reserves that are economically recoverable and to transport the production from those reserves to market, and our failure to do so may reduce our earnings. In 2005, we expanded our drilling program, and we have subsequently announced further expansion. We have also announced a significant investment in transportation infrastructure (the Big Sandy Pipeline) which is intended to address a lack of capacity on and access to existing transportation pipelines as well as curtailments on such pipelines. Our drilling of development wells and our infrastructure development program can involve significant risks, including those related to timing and cost overruns and these risks can be affected by the availability of capital, leases, rigs and a qualified work force, as well as weather conditions, gas price volatility, government approvals, title problems, geology and other factors. In addition, we may not be able to obtain sufficient third party transportation contracts to recover the costs of our infrastructure development program. Drilling for natural gas can be unprofitable, not only from dry wells, but from productive wells that do not produce sufficient revenues to return a profit. Without continued successful development or acquisition activities, our reserves and revenues will decline as a result of our current reserves being depleted by production.

Our operations are weather sensitive.

        Sustained periods of weather inconsistent with normal in areas where we operate can create volatility in our earnings. Weather conditions directly influence the demand for natural gas, affect the price of energy commodities and may hinder our gathering, transportation and drilling operations. For example, mild winter temperatures can cause a decrease in the volume or affect the price of gas we sell in any year and colder winter temperatures can cause an increase in the amount or in the price of gas we sell in any year. In addition, severe weather, including hurricanes, can be destructive, causing natural gas prices to be volatile, our drilling operations to be curtailed, delayed or canceled, our gathering and transportation assets to be damaged and our operating expenses to increase.

Our operations are subject to inherent risk which may result in substantial losses to us and may subject us to litigation from time to time.

        The nature of our operations presents inherent risks of loss that could adversely affect our results of operations. Our operations are subject to inherent hazards and risks such as: fires; natural disasters;

explosions; formations with abnormal pressures; blowouts; collapses of wellbore casing or other tubulars; pipeline ruptures; spills; and other hazards and risks that may cause unforeseen interruptions, personal injury or property damage. Additionally, our facilities, machinery, and equipment, including in excess of 14,000 miles of pipelines, are subject to third party damage, including terrorism and vandalism. Any of these events could cause a loss of hydrocarbons, environment pollution, personal injury or death claims, damage to our properties or the properties of others or a loss of revenue by us or others. As protection against operational hazards, we maintain insurance coverage against some, but not all, potential losses. Our coverages include: operator's extra expense; physical damage to certain assets; employer's liability; business interruption; comprehensive general liability; automobile; and workers' compensation. Many of the agreements that we execute with contractors provide for the division of responsibilities between the contractor and ourselves, and we seek to obtain an indemnification from the contractor for certain of these risks. We make every effort to execute written agreements with contractors to obtain indemnification and insurance protection whenever possible, however, due to limited bargaining and negotiating power and the contractors' unwillingness to provide indemnification, we are not always able to secure written agreements with our contractors that contain indemnification or the desired level of insurance coverage. In addition, we have a safety program which promotes safety on and off the job site for all employees and contractors and is intended to limit our exposure to liability for operational hazards. Insurance or indemnification agreements, if any, may not adequately protect us against liability from all of the consequences of the hazards described above. The occurrence of an event not fully insured or indemnified against, or the failure of a contractor to meet its indemnification obligations, could result in substantial losses to us. In addition, insurance may not be available to cover any or all of these risks, or, even if available, it may not be adequate or insurance premiums or other costs may rise significantly in the future, so as to make such insurance prohibitively expensive. Furthermore, such hazards and risks may subject us to litigation from time to time. Such litigation could result in substantial monetary judgments against us or be resolved on unfavorable terms, the result of which could have a material adverse effect on our results of operations, financial condition and cash flows.

We may engage in acquisition and disposition strategies that involve a number of inherent risks, any of which may cause us not to realize anticipated benefits and may adversely affect our earnings, cash flows and results of operations.

        We intend to continue to strategically position our business in order to improve our ability to compete. On March 1, 2006, we signed a purchase agreement to acquire the capital stock of The Peoples Natural Gas Company and Hope Gas, Inc. from Consolidated Natural Gas Company, a wholly-owned subsidiary of Dominion Resources, Inc. for approximately $970 million subject to adjustment. If we fail to achieve our strategic or financial goals in any acquisition or disposition transaction, it could have a significant adverse effect on our earnings, cash flows and results of operations. Furthermore, if we borrow money to finance an acquisition, our failure to achieve our stated goals could impact our ability to repay such borrowings and make payments on the exchange notes and could weaken our financial condition.

        A portion of our strategic review involves evaluating, and when appropriate implementing, acquisitions of businesses or properties complementary to our strengths and dispositions of businesses or properties that do not meet our goals or that are viewed as valuable in the marketplace. As a result, the relative makeup of our business is subject to change. Acquisitions, joint ventures and other business combinations involve various inherent risks, such as assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates; the potential loss of key personnel of an acquired business; our ability to achieve identified financial and operating synergies anticipated to result from an acquisition or other transaction; and unanticipated changes in business and economic conditions affecting an acquisition or other transaction.

        We may be unable to realize, or do so within any particular time frame, the cost reductions, cash flow increases or other synergies expected to result from acquisitions, joint ventures and other transactions or investments we may undertake, or be unable to generate additional revenue to offset any unanticipated inability to realize such expected synergies. Realization of the anticipated benefits of acquisitions or other transactions could take longer than expected, and implementation difficulties, market factors, and the deterioration in domestic or global economic conditions could alter the anticipated benefits.

The exchange notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries' creditors.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries will have no obligation to pay any amounts due on the exchange notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions.

        Our right to receive any assets of any of our future subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the exchange notes to participate in those assets, will be structurally subordinated to the claims of the applicable subsidiary's creditors, including bank and trade creditors. This means that the holders of the subsidiary debt would have a claim prior to that of the holders of the exchange notes with respect to the assets of that subsidiary. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us.

        In the event of our bankruptcy, liquidation, reorganization or other winding up, the assets that secure the obligations of our subsidiaries under credit facilities will not be available to pay obligations under the exchange notes unless and until payment in full of the applicable subsidiary's obligations.

Our tax rate may be increased and/or tax laws affecting us can change and that may have an adverse impact on our cash flows and profitability.

        The rates of federal, state, local, and international taxes applicable to the industries in which we operate, including production taxes paid by our subsidiaries often fluctuate and could be increased by the respective taxing authorities. In addition, the tax laws, rules and regulations that affect our business could change. Any such increase or change could adversely impact our cash flows and profitability.

        With crude oil and gasoline prices surging to record highs after Hurricane Katrina, a number of bills have been recently introduced in the U.S. House of Representatives and the U.S. Senate that would exact a "windfall profit tax" on oil companies on excessive profits. If enacted in a form applicable to natural gas sales or production, such proposed bills could have an adverse effect on our business, financial condition or results of operations by increasing our income or other tax expenses.

If we fail to maintain good relations with our workforce we may experience labor disputes which may disrupt our operations causing us to lose revenues and customers.

        We collectively bargain with labor unions that represent a number of our employees. When the current collective bargaining agreements expire, failure to reach an agreement could result in strikes or other labor protests which could disrupt our operations. If we were to experience a strike or work stoppage, in some cases it would be difficult for us to find a sufficient number of employees with the necessary skills to replace the striking employees. We cannot assure you that we will not encounter strikes or other types of conflicts with our personnel. Such disputes could disrupt our operations by slowing our drilling or transportation infrastructure programs or inhibiting our ability to adequately service our distribution customers, any of which could cause us to lose revenues and customers and might have permanent effects on our business.

Risks Related to the Exchange Notes

If you do not exchange your original notes, they may be difficult to resell.

        It may be difficult for you to sell the original notes that are not exchanged in the exchange offer, because any original notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). These restrictions on transfer of your original notes exist because we issued the original notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The original notes that are not exchanged for the exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such original notes may be resold only:

  •
  to us (upon redemption of the notes or otherwise);

  •
  pursuant to an effective registration statement under the Securities Act;

  •
  so long as the original notes are eligible for resale pursuant to Rule 144A under the Securities Act to a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A;

  •
  outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act;

  •
  pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available); or

  •
  pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

        Except as provided in this exchange offer, we do not intend to register the original notes under the Securities Act. To the extent any original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

If no trading market develops for the exchange notes, you may not be able to resell your exchange notes at their fair market value or at all.

        Currently, there is no public trading market for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. Future trading prices of the exchange notes will depend on many factors including, among other things, our ability to effect the exchange offer, prevailing interest rates, our operating results and the market for similar securities. No assurance can be given as to the liquidity of or trading market for the exchange notes. We do not intend to apply for listing the exchange notes on any securities exchange.

Redemption may adversely affect your return on the exchange notes.

        The exchange notes are redeemable at our option, and therefore we may choose to redeem the exchange notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your exchange notes being redeemed.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain certain statements that are, or may be considered to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as "should," "anticipate," "estimate," "forecasts," "approximate," "expect," "may," "will," "project," "intend," "plan," "believe" and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus include the expectations of plans, strategies, objectives, and growth and our anticipated financial and operational performance, including guidance regarding our drilling and infrastructure development programs, production volumes, reserves and earnings. A variety of factors could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of our business and forward-looking statements include, among other things, those matters discussed under the caption "Risk Factors," as well as the following:

  •
  the impact of adverse weather conditions on commodity prices, our utility operations and our well drilling and infrastructure development programs;

  •
  the volatility of the price of natural gas and the effect of changing prices on our revenues, hedging, well drilling activities, production taxes and collections;

  •
  the need for, and availability and cost of, financing, including changes to our debt ratings by S&P and Moody's;

  •
  the implementation and execution of operational enhancements and cost control initiatives;

  •
  the effect of curtailments or other disruptions in production and gathering;

  •
  the substance, timing and availability of regulatory and legislative actions, initiatives and proceedings;

  •
  our success in implementing acquisition or divestiture activities;

  •
  our ability to develop, produce, gather, and market reserves, including the ability to substantially increase well drilling activity;

  •
  the inherent uncertainty of estimating gas reserves and projecting future rates of production and reserve development;

  •
  our ability to acquire and apply technology to operations;

  •
  the impact of competitive factors, including consolidation in the utility industry;

  •
  our ability to retain our key personnel and maintain good working relations with our represented employees;

  •
  changes in the market price of our common stock and our peer group common stock;

  •
  general economic and political conditions;

  •
  changes in accounting rules or their interpretation; and

  •
  other factors discussed in other reports filed by us from time to time.

        The factors discussed under the heading "Risk Factors" and elsewhere in this prospectus are not necessarily all of the important factors that could cause our results to differ materially from expected results. Other factors could cause actual results to vary materially from expected results. Any forward-

looking statement speaks only as of the date on which such statement is made and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures we may make in our reports filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference in this prospectus the documents we file with the SEC. This means that we are disclosing important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents:

  •
  Annual Report on Form 10-K for the year ended December 31, 2005;

  •
  Current Reports on Form 8-K filed on February 6, 2006 and March 3, 2006;

  •
  Proxy Statement on Schedule 14A as filed on March 1, 2006; and

  •
  All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the exchange offer pursuant to this prospectus.

        Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        As used in this prospectus, the term "prospectus" means this prospectus, including the documents incorporated by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated in this prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) and a copy of any or all other contracts or documents which are referred to in this prospectus. You may request a copy of these filings at the address and telephone number set forth under the heading "Where You Can Find More Information."

RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
	2005	2004(1)	2003	2002	2001
Ratio of Earnings to Fixed Charges	9.84	11.29	6.71	8.01	6.15

        (1)   In the second quarter of 2004, Westport Resources Corporation and Kerr-McGee Corporation completed a merger. We recognized a gain of $217.2 million on the exchange of the Westport shares for Kerr-McGee shares in the merger. If this gain is removed from our earnings, the earnings to fixed charge ratio for the year ended December 31, 2004 would be 6.34.

  •
  The ratio of earnings to fixed charges is calculated as follows:

(earnings)
(fixed charges)

  •
  For purposes of calculating the ratios, earnings consist of:

  •
  income before income taxes, discontinued operations, extraordinary charges and cumulative effect of accounting changes;

  •
  plus fixed charges;

  •
  plus minority interest in income of majority owned subsidiaries;

  •
  plus amortization of capitalized interest;

  •
  minus capitalized interest; and

  •
  minus losses recognized in pre-tax income of less than 50% owned persons.

  •
  For purposes of calculating the ratios, fixed charges consist of:

  •
  interest on debt;

  •
  amortization of debt expense;

  •
  capitalized interest; and

  •
  the interest portion of rental expense on operating leases.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Outstanding Original Notes

        On September 30, 2005, we sold the original notes to Banc of America Securities LLC, J.P. Morgan Securities Inc. and Harris Nesbit Corp. These initial purchasers subsequently resold the original notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. When we sold the original notes, we entered into a registration rights agreement with the initial purchasers. The registration rights agreement requires that we register the exchange notes with the SEC and offer to exchange the registered exchange notes for the outstanding original notes sold on September 30, 2005.

        In the event that:

  •
  the exchange offer registration statement is not filed with the SEC on or before 120 days after the date of issuance of the original notes or the shelf registration statement is not filed with the SEC on or before the shelf filing date;

  •
  the exchange offer registration statement is not declared effective within 180 days after the date of issuance of the original notes or the shelf registration statement is not declared effective within 90 days after the shelf filing date;

  •
  the exchange offer is not consummated on or before 210 days after the date of issuance of the original notes; or

  •
  the shelf registration statement is filed and declared effective by the dates required but thereafter ceases to be effective, at any time that we are obligated to maintain its effectiveness, or the prospectus contained therein ceases to be usable and such failure to remain effective or be usable exists for more than 30 days (whether or not successive) within any 12-month period;

we will be obligated to pay additional interest to each holder of transfer restricted securities, during the period of one or more registration defaults, in an amount equal to 0.25% per year of the principal amount of the original notes constituting transfer restricted securities held by the holder during the first 90-day period immediately following the occurrence of the registration default, increasing by an additional 0.25% per year during each subsequent 90-day period, up to a maximum additional interest rate of 0.50% per year until all registration defaults have been cured. We will pay the additional interest on regular interest payment dates. Additional interest only accrues during a registration default.

        We will accept any original notes that you validly tender and do not withdraw before 5:00 p.m., New York City time, on April 28, 2006 ("expiration date"). Subject to the requirement that the exchange notes be issued in minimum denominations of $2,000, we will issue $1,000 of principal amount of exchange notes in exchange for each $1,000 principal amount of your outstanding original notes. You may tender some or all of your original notes in the exchange offer, but only in integral multiples of $1,000.

        The form and terms of the exchange notes are the same as the form and terms of the outstanding original notes except that:

  •
  the exchange notes being issued in the exchange offer will be registered under the Securities Act and will not have legends restricting their transfer;

  •
  the provisions for payment of additional interest in case of non-registration will be eliminated;

  •
  the exchange notes being issued in the exchange offer will not have the registration rights applicable to the original notes; and

  •
  interest on the exchange notes will accrue from the last interest date to which interest was paid on your original notes or, if none, from the date of issuance.

        Outstanding original notes that we accept for exchange will not accrue interest after we complete the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time, on the expiration date, unless we extend it. If we extend the exchange offer prior to the expiration of the exchange offer, we will issue a notice by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        If we extend the exchange offer prior to the expiration of the exchange offer, original notes that you have previously tendered will still be subject to the exchange offer, and we may accept them.

        To the extent we are legally permitted to do so, we reserve the right prior to the expiration of the exchange offer, in our sole discretion:

  •
  to delay accepting your original notes;

  •
  to terminate the exchange offer and not accept any original notes for exchange if any of the conditions have not been satisfied; or

  •
  to amend the exchange offer in any manner.

        Any such delay in acceptance, termination or amendment will be followed promptly by oral or written notice to the registered holders of original notes.

        Without limiting the manner by which we may choose to give notice of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

        We will promptly return your original notes without expense to you after the exchange offer expires or terminates if we do not accept them for exchange for any reason.

Procedures for Tendering Original Notes

        Only you may tender your original notes in the exchange offer. To tender your original notes in the exchange offer, you must:

  •
  complete, sign, and date the letter of transmittal which accompanied this prospectus, or a copy of it;

  •
  have the signature on the letter of transmittal guaranteed if required by the letter of transmittal; and

  •
  mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent;

OR

if you tender your original notes under DTC's book-entry transfer procedures, arrange for DTC to transmit an agent's message to the exchange agent on or before the expiration date.

        In addition, either:

  •
  the exchange agent must receive certificates for outstanding original notes and the letter of transmittal;

  •
  the exchange agent must receive a timely confirmation of a book-entry transfer of your original notes into the exchange agent's account at DTC, along with the agent's message; or

  •
  you must comply with the guaranteed delivery procedures described below.

        An agent's message is a computer-generated message transmitted to the exchange agent by DTC through its Automated Tender Offer Program. To tender your original notes effectively, a tendering party must make sure that the exchange agent receives a letter of transmittal and other required documents or an agent's message before the expiration date. When you tender your outstanding original notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

        The method of delivery to the exchange agent of original notes, letters of transmittal, and all other required documents is at your election and risk. We recommend that you use an overnight or hand delivery service instead of mail. If you do deliver by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow enough time to make sure your documents reach the exchange agent before the expiration date. Do not send a letter of transmittal or notes directly to us. You may request your brokers, dealers, commercial banks, trust companies, or nominees to make the exchange on your behalf.

        Unless you are a registered holder who requests that the exchange notes be mailed to you and issued in your name, or unless you are an Eligible Institution, you must have your signature on a letter of transmittal or a notice of withdrawal guaranteed by an Eligible Institution. An "Eligible Institution" is a firm which is a financial institution that is a member of a registered national securities exchange or a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

        If the person who signs the letter of transmittal and tenders the original notes is not the registered holder of the original notes, the registered holders must endorse the original notes or sign a written instrument of transfer or exchange that is included with the original notes, with the registered holder's signature guaranteed by an Eligible Institution. We will decide whether the endorsement or transfer instrument is satisfactory.

        We will decide all questions about the validity, form, eligibility, acceptance, and withdrawal of tendered original notes, and our determination will be final and binding on you. We reserve the absolute right to:

  •
  reject all tenders of original notes not properly tendered;

  •
  refuse to accept any original note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

  •
  waive any defects or irregularities or conditions of the exchange offer prior to the expiration date. This includes the right to waive the ineligibility of all note holders who seek to tender original notes in the exchange offer. Any such waivers shall apply to all holders of original notes on the same terms and conditions. If necessary, we will extend the exchange offer so that the offer will remain open for at least five business days following any waiver of a condition by us that constitutes a material change to the terms of the exchange offer. See "Exchange Offer—Conditions to the Exchange Offer."

        Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of original notes as we will determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of original notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or power of attorney on your behalf, those persons must indicate their capacity when signing, and submit to us with the letter of transmittal satisfactory evidence demonstrating their authority to act on your behalf.

        To participate in the exchange offer, we require that you represent to us that:

  •
  you or any other person acquiring exchange notes for your original notes in the exchange offer is acquiring them in the ordinary course of business;

  •
  neither you nor any other person acquiring exchange notes in exchange for your original notes is engaging in or intends to engage in a distribution of the exchange notes issued in the exchange offer;

  •
  neither you nor any other person acquiring exchange notes in exchange for your original notes has an arrangement or understanding with any person to participate in the distribution of exchange notes issued in the exchange offer;

  •
  neither you nor any other person acquiring exchange notes in exchange for your original notes is our "affiliate" as defined under Rule 405 of the Securities Act; and

  •
  if you or another person acquiring exchange notes for your original notes is a broker-dealer—

  •
  you will receive exchange notes for your own account;

  •
  you acquired exchange notes as a result of market-making activities or other trading activities; and

  •
  you acknowledge that you will deliver a prospectus in connection with any resale of your exchange notes which meets the requirements of the Securities Act and which may be this prospectus.

        The delivery of an agent's message to the exchange agent on your behalf will be deemed a representation by you to the effects stated above.

        By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us in writing before using the prospectus in connection with the resale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished to the broker-dealer copies of any amendment or supplement to the prospectus. We have agreed in the registration rights agreement that for a period of 180 days after the effective date of the registration statement of which this prospectus is a part we will make this prospectus, as amended or supplemented, available to any broker-dealer who requests it in writing for use in connection with any such resale.

        If you are our "affiliate," as defined under Rule 405 of the Securities Act, you are a broker-dealer who acquired your original notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer, you or that person:

  •
  may not rely on the applicable interpretations of the staff of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act when reselling the exchange notes.

        Broker-dealers who cannot make the representations in the fifth bullet point of the fourth paragraph above cannot use this exchange offer prospectus in connection with resales of exchange notes.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

        We will accept validly tendered original notes when the conditions to the exchange offer have been satisfied or waived by us prior to the expiration of the exchange offer. All conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If necessary, we will extend the exchange offer so that the offer will remain open for at least five business days following any waiver of a condition by us that constitutes a material change to the terms of the exchange offer. See "The Exchange Offer—Conditions to the Exchange Offer." We will have accepted your validly tendered original notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If we do not accept any tendered original notes for exchange because of an invalid tender or other valid reason, the exchange agent will promptly return the certificates, without expense, to the tendering holder. If a holder has tendered original notes by book-entry transfer, we will credit the notes to an account maintained with DTC. We will return certificates or credit the account at DTC promptly after the exchange offer terminates or expires.

Book-Entry Transfers

        The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of outstanding original notes by causing DTC to transfer those outstanding original notes into the exchange agent's account at DTC in accordance with DTC's Automated Tender Offer Procedures. The participant should transmit its acceptance to DTC on or before the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify acceptance, execute a book-entry transfer of the tendered outstanding original notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

  •
  be transmitted to and received by the exchange agent at the address listed below under "Exchange Agent" on or before the expiration date; or

  •
  the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

        If you are a registered holder of outstanding original notes who desires to tender original notes but your original notes are not immediately available, or time will not permit your original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

  •
  you tender the original notes through an Eligible Institution;

  •
  before the expiration date, the exchange agent receives from the Eligible Institution a notice of guaranteed delivery in the form we have provided ("Notice of Guaranteed Delivery"). The Notice of Guaranteed Delivery will state the name and address of the holder of the original notes being tendered and the amount of original notes being tendered, that the tender is being made, and guarantee that within five New York Stock Exchange trading days after the Notice of Guaranteed Delivery is signed, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, together with a properly completed and signed letter of transmittal with any required signature guarantees, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

  •
  the certificates for all physically tendered outstanding original notes, in proper form for transfer, or a book-entry confirmation, together with a properly completed and signed letter of transmittal with any required signature guarantees, and all other documents required by the letter of transmittal, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

        You may withdraw your tender of original notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must make sure that, before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives a written notice of withdrawal at one of the addresses below or, if you are a participant of DTC, an electronic message using DTC's Automated Tender Offer Program.

        A notice of withdrawal must:

  •
  specify the name of the person that tendered the original notes to be withdrawn;

  •
  identify the original notes to be withdrawn, including the principal amount of the original notes;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered or be accompanied by documents of transfer; and

  •
  if you have transmitted certificates for outstanding original notes, specify the name in which the original notes are registered, if different from that of the withdrawing holder, and identify the serial numbers of the certificates.

        If you have tendered original notes under the book-entry transfer procedure, your notice of withdrawal must also specify the name and number of an account at DTC to which your withdrawn original notes can be credited.

        We will decide all questions as to the validity, form, and eligibility of the notices and our determination will be final and binding on all parties. Any tendered original notes that you withdraw will not be considered to have been validly tendered. We will return any outstanding original notes that have been tendered but not exchanged, or credit them to DTC account, promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn original notes before the expiration date by following one of the procedures described above.

Conditions to the Exchange Offer

        We are not required to accept for exchange, or to issue exchange notes in exchange for, any outstanding original notes. We may terminate or amend the exchange offer prior to the expiration of the exchange offer, if at any time before the acceptance of original notes:

  •
  any federal law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939; or

  •
  there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus, as discussed above.

        These conditions are for our sole benefit and we may assert or waive them at any time and for any reason prior to the expiration of the exchange offer. However, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure to exercise any of the foregoing rights will not be a waiver of our rights.

Exchange Agent

        You should direct all signed letters of transmittal to the exchange agent, The Bank of New York. You should direct questions, requests for assistance, and requests for additional copies of this prospectus, the letter of transmittal, and the Notice of Guaranteed Delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Hand Delivery:
The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—7E New York, NY 10286 Attention: Carolle Montreuil	The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—Lobby Window New York, NY 10286 Attention: Carolle Montreuil
By Overnight Courier:	By Facsimile:
The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—7E New York, NY 10286 Attention: Carolle Montreuil	(212) 298-1915 Attention: Carolle Montreuil Confirmed by telephone: (212) 815-5920

        Delivery or fax of the letter of transmittal to an address or number other than those above is not a valid delivery of the letter of transmittal.

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses. The expenses to be incurred in connection with the exchange offer will be paid by us. These expenses will include reasonable and customary fees and out-of-pocket expenses of the exchange agent and reasonable out-of-pocket expenses incurred by brokerage houses and other fiduciaries in forwarding materials to beneficial holders in connection with the exchange offer.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the existing original notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

Transfer Taxes

        If you tender outstanding original notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register exchange notes in the name of, or request that your original notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for paying any transfer tax owed.

You May Suffer Adverse Consequences if You Fail to Exchange Outstanding Original Notes

        Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to existing restrictions upon transfer under the Securities Act. Upon completion of the exchange offer, you will no longer be entitled to any exchange or registration rights with respect to your original notes except under limited circumstances where we would be required to file a shelf registration statement under the terms of the registration rights agreement. Accordingly, if you do not tender your notes in the exchange offer, your ability to sell your original notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture provides for should we not complete the exchange offer.

        Holders of the exchange notes issued in the exchange offer and original notes that are not tendered in the exchange offer will vote together as a single class under the indenture.

Consequences of Exchanging Outstanding Original Notes

        If you make the representations that we discuss above, we believe that you may offer, sell or otherwise transfer the exchange notes to another party without registration of your notes or delivery of a prospectus.

        We base our belief on interpretations by the staff of the SEC in no-action letters issued to third parties. If you cannot make these representations, you cannot rely on this interpretation by the SEC's staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the original notes. A broker-dealer that receives exchange notes for its own account in exchange for its outstanding original notes must acknowledge that it acquired the original notes as a result of market making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers who can make these representations may use this exchange offer prospectus, as supplemented or amended, in connection with resales of exchange notes issued in the exchange offer. We have agreed in the registration rights agreement that for a period of 180 days after the effective date of the registration statement of which this prospectus is a part we will make this prospectus, as amended or supplemented, available to any broker-dealer who requests it in the letter of transmittal for use in connection with any such resale.

        However, because the SEC has not issued a no-action letter in connection with this exchange offer, we cannot be sure that the staff of the SEC would make a similar determination regarding the exchange offer as it has made in similar circumstances.

Shelf Registration

        The registration rights agreement requires that we file a shelf registration statement if:

  •
  we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or applicable interpretations of the law by the staff of the SEC;

  •
  for any other reason the exchange offer is not consummated within 210 days after the date of issuance of the original notes;

  •
  any initial purchaser so requests with respect to original notes held by the initial purchasers that are not eligible to be exchanged for exchange notes in the exchange offer;

  •
  any applicable law or interpretations do not permit any holder of original notes to participate in the exchange offer; or

  •
  any holder of original notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered original notes.

        Original notes will be subject to restrictions on transfer until:

  •
  the date on which that original note has been exchanged for a freely transferable exchange note in the exchange offer;

  •
  the date on which that original note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

  •
  the date on which that original note is distributed to the public pursuant to Rule 144 under the Securities Act or may be sold under Rule 144(k) under the Securities Act.

Regulatory Requirements

        The completion of the exchange offer is not contingent upon or subject to any federal or state regulatory compliance or approvals.

USE OF PROCEEDS

        We are making the exchange offer to satisfy our obligation under the registration rights agreement we entered into with the initial purchasers when we issued the original notes. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive an equal principal amount of original notes. The original notes surrendered in exchange for the exchange notes will be retired and cancelled.

        The proceeds from the issuance and sale of the original notes were approximately $148,009,500 after deducting initial purchasers' commissions and other estimated offering expenses. The proceeds were used to reduce our outstanding commercial paper.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following year ended and annual selected financial data are derived from the consolidated financial statements of Equitable Resources, Inc. which have been audited by Ernst & Young LLP, our independent registered public accounting firm. Amounts have been reclassified to reflect the operating results of the NORESCO segment as discontinued operations for all periods presented. The data should be read in conjunction with the audited consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus.

	Years Ended December 31,
	2005	2004	2003	2002	2001
	(in thousands except per share data)
Results of Operations Data:
Net operating revenues(1)	$742,555	$633,133	$577,557	$522,399	$533,019
Operations and maintenance	95,369	87,988	76,319	73,430	80,607
Production	61,483	43,274	35,687	27,111	34,500
Selling, general and administrative expense	140,529	130,090	103,543	86,304	101,631
Interest expense	44,437	42,520	41,530	32,221	38,737
Gain on exchange of Westport/Kerr McGee shares	—	217,212	—	—	—
Equity earnings (losses) from nonconsolidated investments and minority interest	762	856	3,323	(15,265)	18,546
Income from continuing operations before income taxes and cumulative effect of accounting change	411,612	453,743	251,785	220,238	228,812
Provisions for income taxes	153,038	154,953	86,035	74,507	79,329
Income from continuing operations	258,574	298,790	165,750	145,731	149,483
Net income	$260,055	$279,854	$170,001	$154,107	$151,808
Cash Flow Data:
Net cash (used in) provided by operating activities	$(311,962)	$179,998	$128,561	$214,511	$129,869
Net cash (used in) provided by investing activities	347,746	(158,494)	(215,327)	(169,160)	(125,761)
Net cash (used in) provided by financing activities	39,182	(55,798)	112,892	(57,225)	(26,509)
Other Data:
EBITDA(2)	$549,576	$578,339	$370,037	$320,289	$334,827
EBITDA(2) to interest expense	12.4	13.6	8.9	9.9	8.6
Cash dividends declared per share of common stock(3)	0.82	0.72	0.485	0.335	0.315
Total dividends paid	99,737	89,364	60,419	41,809	40,356
Capital expenditures	275,798	201,813	221,192	217,796	132,390
Business acquisitions	57,500	—	44,200	—	—
Depreciation, depletion and amortization	93,527	82,076	76,722	67,830	67,278

(1)
Operating revenues for years prior to 2002 have been reclassified to reflect all gains and losses associated with our energy trading activities on a net basis as required by the Financial Accounting Standards Board's (FASB) Emerging Issues Task Force (EITF) in EITF No. 02-3, "Recognition and Reporting of Gains and Losses on Energy Trading Contracts under EITF Issues No. 98-10 and No. 00-17."

(2)
Earnings before interest, income taxes, depreciation and amortization ("EBITDA") is presented as a measure of our ability to service our debt and to make capital expenditures. EBITDA is not a measure of operating results and is not presented in our consolidated financial statements and is not considered a qualified financial measurement under U.S. generally accepted accounting principles. We have provided the following table to reconcile EBITDA to net income:

	Years Ended December 31,
	2005	2004	2003	2002	2001
Net Income	$260,055	$279,854	$170,001	$154,107	$151,808
Cumulative effect of accounting change	—	—	3,556	5,519	—
(Income) loss from discontinued operations	(1,481)	18,936	(7,807)	(13,895)	(2,325)
Interest	44,437	42,520	41,530	32,221	38,737
Taxes	153,038	154,953	86,035	74,507	79,329
Depreciation, depletion and amortization	93,527	82,076	76,722	67,830	67,278
EBITDA	$549,576	$578,339	$370,037	$320,289	$334,827
(3)
Adjusted to reflect the two-for-one stock split paid September 1, 2005 and the two-for-one stock split paid June 11, 2001.

DESCRIPTION OF EXCHANGE NOTES

        The following description is only a summary of certain provisions of the Indenture and the exchange notes, copies of which are available upon request to us at the address set forth under "Where You Can Find More Information." In this summary, the term Equitable refers only to Equitable Resources, Inc. and not to any of its subsidiaries or affiliates. You can find the definitions of capitalized terms used in this description under the subheading "Certain Definitions." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the Indenture. We urge you to read the Indenture and the exchange notes, together with the registration rights agreement, because they, and not this description, define your rights as holders of the exchange notes.

General

        The exchange notes are to be a series of debt securities issued under an Indenture, dated as of July 1, 1996 (the "Indenture") between Equitable and The Bank of New York (as successor to Bank of Montreal Trust Company), as Trustee (the "Trustee"). The terms of the exchange notes were established in an officer's declaration pursuant to the authorization of our board of directors in accordance with the Indenture.

        The exchange notes will mature on October 1, 2015. Interest on the exchange notes will accrue at the rate of 5% per year and will be payable semi-annually in arrears on each April 1, and October 1, commencing on April 1, 2006. Equitable will make each interest payment to the holders of record of the exchange notes on the immediately preceding March 15 and September 15. The registered holder of an exchange note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

        The interest rate on the original notes and exchange notes is subject to increase in certain circumstances. We will pay additional cash interest on the applicable original notes and exchange notes:

  •
  if we fail to file a registration statement with the SEC on or prior to the 120th day after the issue date of the original notes;

  •
  if the registration statement is not declared effective by the SEC on or prior to the 180th day after the issue date of the original notes;

  •
  if the exchange offer is not consummated on or before the 210th day after the issue date of the original notes;

  •
  if obligated to file a shelf registration statement, we fail to file a shelf registration statement with the SEC on or prior to the shelf filing date;

  •
  if obligated to file a shelf registration statement, the shelf registration statement is not declared effective on or prior to the 90th day after the shelf filing date; or

  •
  if after the registration statement of which this prospectus forms a part or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable.

        We will be required to pay additional interest to each holder of original notes and exchange notes, as applicable, during the period of the above registration defaults in an amount equal to 0.25% per year of the principal amount of the notes held by such holder during the first 90-day period immediately following the registration default, increasing by an additional 0.25% per year during each subsequent 90-day period, up to a maximum additional interest rate of 0.50% per year until all registration defaults have been cured.

        The exchange notes will be senior, unsecured obligations of Equitable and will rank equally with all of Equitable's other existing and future unsecured and unsubordinated indebtedness. The exchange notes will be represented by Global Securities, which will be deposited with, or on behalf of, DTC, New

York, New York, and registered in the name of DTC's nominee. Each note represented by a Global Security is referred to herein as a "Book-Entry Note."

        The Indenture does not limit the amount of exchange notes or other debt securities of Equitable that may be issued under the Indenture. Equitable has issued, and is permitted to continue to issue, additional series of debt securities under the Indenture. Equitable may also at any time and from time to time, without notice to or consent of the holders, issue additional debt securities of the same tenor, coupon and other terms as the exchange notes, so that such debt securities and the exchange notes offered pursuant to this prospectus shall form a single series. References herein to the exchange notes shall include (unless the context otherwise requires) any further exchange notes issued as described in this paragraph.

        Unless otherwise provided and except with respect to Book-Entry Notes, principal of and premium, if any, and interest, if any, on the exchange notes will be payable, and the transfer of exchange notes will be registrable, at the Corporate Trust Office of the Trustee, except that, at the option of Equitable, interest may be paid by mailing a check to, or by wire transfer to, the holders of the notes entitled thereto. For a description of payments of principal of, and premium, if any, and interest on, and transfer of, Book-Entry Notes and exchanges of Global Securities representing Book-Entry Notes, see "Book-Entry, Delivery and Form."

        The exchange notes will be issued only in fully registered form without coupons and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of the exchange notes, but Equitable may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Optional Redemption

        We may redeem the exchange notes at our option, at any time or from time to time, in whole or in part, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the exchange notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption; and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30 day months) at the applicable Treasury Rate plus 15 basis points plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

        For purposes of determining the early maturity payment and the optional redemption price, the following definitions are applicable:

        "Treasury Rate" means, with respect to any redemption date for the exchange notes,

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month); or

  •
  if the release referred to in the previous bullet (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        The Treasury Rate will be calculated on the third business day preceding the redemption date.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("remaining life") of the exchange notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the exchange notes.

        "Comparable Treasury Price" means, with respect to any redemption date:

  •
  the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or

  •
  if the Independent Investment Banker is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Independent Investment Banker.

        "Independent Investment Banker" means either Banc of America Securities LLC or J.P. Morgan Securities Inc., as specified by us, or if these firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

        "Reference Treasury Dealer" means (1) Banc of America Securities LLC and J.P. Morgan Securities Inc. (and their respective successors), provided however, that if either of the foregoing shall cease to be a primary U.S. government securities dealer (a "Primary Treasury Dealer"), we will substitute therefore another Primary Treasury Dealer and (2) two other Primary Treasury Dealers selected by us after consultation with the Independent Investment Banker.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the exchange notes, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the exchange notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of exchange notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the exchange notes or portions of the exchange notes called for redemption. If fewer than all of the exchange notes are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular exchange notes or portions thereof for redemption from the outstanding exchange notes not previously called by such method as the Trustee deems fair and appropriate.

        Except as set forth above, the exchange notes will not be redeemable by the Company prior to maturity and will not be entitled to the benefit of any sinking fund.

Certain Covenants

        The Indenture contains certain covenants, including, among others, those described below. Except as set forth below, Equitable will not be restricted by the Indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. In addition, the Indenture does not contain any provisions that would require Equitable to repurchase or redeem or otherwise modify the terms of any of the exchange notes upon a change in control or other events involving Equitable which may adversely affect the creditworthiness of the exchange notes. The Indenture does not restrict the ability of Equitable or its subsidiaries to transfer assets to and among Equitable's subsidiaries.

  Restriction on Liens

        The Indenture provides that Equitable will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Debt which is secured by a mortgage, pledge, security interest or lien (any mortgage, pledge, security interest or lien being hereinafter referred to as a "lien" or "liens") upon any Principal Property of Equitable or of any Restricted Subsidiary or upon any shares of stock or Debt issued by any Restricted Subsidiary, whether now owned or hereafter acquired, without effectively providing that the exchange notes (together with, if Equitable so determines, any other indebtedness of or guaranty by Equitable or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the exchange notes) will be secured equally and ratably with (or at Equitable's option, prior to) such secured Debt so long as such Debt is so secured; provided, however, that the foregoing will not restrict or apply to Debt secured by:

  •
  liens on property of, or shares of stock or Debt issued by, any Subsidiary existing at the time such Subsidiary becomes a Restricted Subsidiary; provided, that such lien has not been incurred in connection with the transfer by Equitable or a Restricted Subsidiary of a Principal Property to such Subsidiary unless Equitable, within 180 days of the effective date of such transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the fair value, as determined by the Board of Directors, of such Principal Property at the time of such transfer, to the retirement of the exchange notes or other Debt of Equitable (other than Debt subordinated to the exchange notes), or Debt of any Restricted Subsidiary (other than Debt owed to Equitable or any Restricted Subsidiary), having a stated maturity:

  •
  more than 12 months from the date of such application;

  •
  which is extendable at the option of the obligor thereon to a date more than 12 months from the date of such application;

  •
  liens on any property or shares of stock or Debt existing at the time of acquisition thereof by Equitable or a Restricted Subsidiary, or liens to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property, shares of stock or Debt or the completion of any such construction, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof;

  •
  liens on any property to secure all or any part of the cost of development, construction, alteration, repair or improvement of all or any portion of such property, or to secure Debt incurred prior to, at the time of, or within 180 days after, the completion of such development, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost;

  •
  liens which secure Debt owed by a Restricted Subsidiary to Equitable or to another Restricted Subsidiary or by Equitable to a Restricted Subsidiary so long as the Debt is held by Equitable or a Restricted Subsidiary;

  •
  liens securing Debt of a corporation or other Person which becomes a successor of Equitable in accordance with the terms of the Indenture other than Debt incurred by such corporation or other Person in connection with a consolidation, merger or sale of assets in accordance with the terms of the Indenture;

  •
  liens on property of Equitable or a Restricted Subsidiary in favor of the United States or any state thereof, or any department, agency of instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction, alteration, repair or improvement of the property subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financing), or in favor of any trustee or mortgagee for the benefit of holders of indebtedness of any such entity incurred for any such purpose;

  •
  liens securing Debt which is payable, both with respect to principal and interest, solely out of the proceeds of oil, gas, coal or other minerals to be produced from the property subject thereto and to be sold or delivered by Equitable or a Subsidiary, including any interest of the character commonly referred to as a "production payment";

  •
  liens created or assumed by a Subsidiary on oil, gas, coal or other mineral property, owned or leased by a Subsidiary, to secure Debt of such Subsidiary for the purpose of developing such property, including any interest of the character commonly referred to as a "production payment"; provided, however, that neither Equitable nor any Subsidiary shall assume or guarantee such Debt or otherwise be liable in respect thereof;

  •
  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the foregoing bullets or of any Debt secured thereby; provided, that such extension, renewal or replacement lien is limited to all or any part of the same property that secured the lien extended, renewed or replaced (plus any improvements and construction on such property) and will secure at the time of such extension, renewal or replacement no larger amount of Debt and, in the case of the fourth bullet above, that the Debt being secured thereby is being secured for the same type of Person as the Debt being replaced.

The Indenture also provides that Equitable and any Restricted Subsidiary may issue debt secured by liens not permitted by the preceding bullets if at the time incurring such lien, the aggregate amount of the related Debt plus all other Debt of Equitable and its Restricted Subsidiaries secured by liens which would otherwise be subject to the foregoing restrictions after giving effect to the retirement of any Debt which is currently being retired (not including Debt permitted to be secured under the preceding bullets), plus the aggregate Attributable Debt (determined as of the time of incurring such lien) of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions permitted by the first two bullets below) and in existence at the time of incurring such lien (less the aggregate amount of proceeds of such Sale and Leaseback Transactions which has been applied) in accordance with the third bullet below, does not exceed 10% of Consolidated Net Tangible Assets.

  Restriction on Sale and Leaseback Transactions

        The Indenture further provides that Equitable will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (other than Equitable or another Restricted Subsidiary) providing for the leasing as lessee by Equitable or a Restricted Subsidiary of any Principal Property (except a lease for a term not to exceed three years by the end of which term it is intended that the use of such Principal Property by the lessee will be discontinued and a lease which secures or relates to industrial revenue or pollution control bonds or similar, financing), which was or is owned by Equitable or a Restricted Subsidiary and which has been or is to be sold or transferred by Equitable or a Restricted Subsidiary to such Person more than 180 days after the completion of construction and commencement of full operation of such property by Equitable or such Restricted Subsidiary, to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a "Sale and Leaseback Transaction"), unless:

  •
  Equitable or such Restricted Subsidiary would, at the time of entering into such Sale and Leaseback Transaction, be entitled as described in the nine bullets set forth under "Restrictions on Liens" above, without equally and ratably securing the exchange notes, to issue, assume or guarantee Debt secured by a lien on such Principal Property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction; or

  •
  the Attributable Debt of Equitable and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions (other than such Sale and Leaseback Transactions as are permitted as described in the bullet above or the bullet below), plus the aggregate principal amount of Debt secured by liens on Principal Properties then outstanding (not including any such Debt secured by liens described in the nine bullets set forth under "Restrictions on Liens" above) which do not equally and ratably secure the exchange notes, would not exceed 10% of Consolidated Net Tangible Assets; or

  •
  Equitable, within 180 days after any such sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or the fair value, as determined by the Board of Directors, of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction to the retirement of the exchange notes or other Debt of Equitable (other than Debt subordinated to the exchange notes), or Debt of any Restricted Subsidiary (other than Debt owed to Equitable or any Restricted Subsidiary), having a stated maturity (i) more than 12 months from the date of such application or (ii) which is extendable at the option of the obligor thereon to a date more than 12 months from the date of such application; provided, that the amount to be so applied will be reduced by (x) the principal amount of exchange notes delivered to the Trustee for retirement and cancellation within 180 days after such sale or transfer, and (y) the principal amount of any such Debt of Equitable or a Restricted Subsidiary other than the exchange notes voluntarily retired by Equitable or a Restricted Subsidiary within 180 days after such sale or transfer.

        Notwithstanding the foregoing, no retirement referred to in the third bullet above may be effected by payment at Maturity.

  Consolidation, Merger and Sale of Assets

        Equitable may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person and Equitable may not permit any Person to consolidate with or merge into Equitable, unless:

  •
  Equitable consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, and the Person formed by such consolidation or into which Equitable is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of Equitable substantially as an entirety is a corporation, partnership or trust, organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes Equitable's obligations on the exchange notes and under the Indenture;

  •
  immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, would have happened and be continuing;

  •
  if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of Equitable would become subject to a lien which would not be permitted by the Indenture, Equitable or such successor Person, as the case may be, takes such steps as are necessary to effectively secure the exchange notes equally and ratably with (or prior to) all indebtedness secured thereby; and

  •
  Equitable delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with the transaction, such supplemental indenture complies with the

    Indenture and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with.

        Notwithstanding the foregoing, the phrase "substantially as an entirety" is not defined in the Indenture and has not been interpreted under Pennsylvania law to represent a specific quantitative test and, as a consequence, you may not be able to determine when we have entered into a transaction that conveys, transfers or leases our properties and assets substantially as an entirety. As a result of this uncertainty, it may be difficult for you to:

  •
  determine whether our covenant (relating to consolidation, merger, and sale of assets) has been breached;

  •
  declare an event of default; and

  •
  exercise your acceleration rights.

There also can be a disagreement between us and you over whether a specific asset sale or sales triggers a sale of our assets "substantially as an entirety." In the event that you elect to exercise your rights under the indenture and we contested such election, there could be no assurance as to how a court interpreting Pennsylvania law would interpret the phrase "substantially as an entirety."

  General Limitations on Payment of Dividends and Making Distributions

        Pennsylvania law prohibits the payment of dividends or the repurchase of our shares if we are insolvent or if we would become insolvent after the dividend or repurchase.

Certain Definitions

        Certain terms used in this description are defined in the Indenture as follows:

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such Sale and Leaseback Transaction, as determined in good faith by Equitable) of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges and any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

        "Consolidated Net Tangible Assets" means the aggregate amount of assets of Equitable and its consolidated Subsidiaries (less applicable reserves) after deducting therefrom (a) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities except for current maturities of long-term debt, current maturities of capitalized lease obligations, indebtedness for borrowed money having a maturity of less than 12 months from the date of the most recent audited consolidated balance sheet of Equitable, but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower and deferred income taxes which are classified as current liabilities, all as reflected in the audited consolidated balance sheet contained in Equitable's most recent annual report to its shareholders under Rule 14a-3 of the Exchange Act, prior to the time as of which "Consolidated Net Tangible Assets" is being determined.

        "Debt" means indebtedness for borrowed money.

        "Person" means, except as provided in the Indenture, any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Principal Property" means any manufacturing plant or production, transportation or marketing facility or other similar facility located within the United States (other than its territories and possessions) and owned by, or leased to, Equitable or any Restricted Subsidiary, the book value of the real property, plant and equipment of which (as shown, without deduction of any depreciation reserves, on the books of the owner or owners) is not less than 1.5% of Consolidated Net Tangible Assets as of the date on which such facility is acquired or a leasehold interest therein is acquired.

        "Restricted Subsidiary" means any Subsidiary substantially all the property of which is located, or substantially all the business of which is carried on, within the United States (other than its territories and possessions) which shall at the time, directly or indirectly, through one or more Subsidiaries or in combination with one or more other Subsidiaries or Equitable, own or be a lessee of a Principal Property.

        "Subsidiary" means, with respect to Equitable, a corporation of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of its directors is owned, directly or indirectly, by Equitable or by one or more other Subsidiaries or by Equitable and one or more other Subsidiaries.

Events of Default

        An Event of Default with respect to the exchange notes is defined as follows:

  •
  default in payment of interest on the exchange notes, which continues for 30 days;

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  default in payment of principal of or premium, if any, on the exchange notes at maturity;

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  default in the performance or breach of any covenant of Equitable in the Indenture (other than a default in the performance or breach of a covenant included in the Indenture solely for the benefit of debt securities of Equitable other than the exchange notes offered pursuant to this prospectus), which continues for 60 days after due notice has been given by the Trustee or by the holders of at least 10% in principal amount of the exchange notes;

  •
  default under any bond, debenture, note or other evidence of indebtedness for money borrowed by Equitable (including a default with respect to exchange notes of any series other than that series) or any Subsidiary in an aggregate principal amount of at least $50,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Equitable (including the Indenture) or any Subsidiary in an aggregate principal amount of at least $50,000,000 whether such indebtedness now exists or hereafter is created, which default constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or has resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled, or such indebtedness having been discharged, within a period of 30 days after there shall have been given, by registered or certified mail to Equitable by the Trustee, or to Equitable and the Trustee by the holders of at least 10% in principal amount of the exchange notes, a written notice specifying such default and requiring Equitable to cause such acceleration to be rescinded or annulled or such indebtedness to be discharged and stating that such notice is a Notice of Default under the Indenture; and

  •
  certain events of bankruptcy, insolvency or reorganization of Equitable.

        The Indenture provides that, if any Event of Default with respect to the exchange notes occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the exchange notes may declare the principal amount of (and all accrued and unpaid interest on) all exchange notes to be due and payable immediately, but under certain conditions such declaration may be rescinded and annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest, if any, on the exchange notes and certain other specified defaults) may be waived by the holders of not less than a majority in principal amount of the exchange notes on behalf of the holders of all the exchange notes.

        The Indenture provides that if a default occurs under the Indenture with respect to the exchange notes, the Trustee will give the holders of the exchange notes notice of such default as and to the extent provided by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"); provided, however, that such notice will not be given until at least 30 days after the occurrence of that default if that default is in the performance of a covenant in the Indenture other than for the payment of the principal of or premium, if any, or interest on the exchange notes or the deposit of any sinking fund payment with respect to the exchange notes. For purposes of the provision described in this paragraph, the term default with respect to any exchange notes means any event which is, or after notice or lapse of time or both, would become an "Event of Default" specified in the Indenture with respect to the exchange notes.

        The Indenture contains a provision entitling the Trustee to be indemnified by holders of the exchange notes before proceeding to exercise any right or power vested in it under the Indenture at the request or direction of the holders of the exchange notes. There is no specific indemnification language that the Trustee would require before proceeding to exercise any right, or power vested in it, under the Indenture at the request or direction of the holders of the exchange notes. The Trustee has advised that the specific indemnification required would vary from circumstance to circumstance. The terms of the indemnification required by the Trustee will depend on the nature of the right or power requested or directed to be exercised by the holders and the circumstances that exist at that time. Equitable anticipates that in any event, the Trustee would expect to be fully protected for all actions.

        The Trustee is required, during a default, to act with the standard of care provided in the Trust Indenture Act. The Indenture provides that the holders of a majority in principal amount of the exchange notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the exchange notes; provided, that the Trustee may decline to act if:

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  such direction is contrary to law or the Indenture; or

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  the Trustee in good faith determines that the action so directed would involve the Trustee in personal liability for which it has not been adequately indemnified or would be unduly prejudicial to holders not joining in such direction. The Indenture includes a covenant that Equitable will annually file a certificate with the Trustee concerning its compliance with the Indenture.

Modification and Waiver

        Modifications and amendments may be made by Equitable and the Trustee to the Indenture, without the consent of any holder of the exchange notes, to add covenants and Events of Default and to make provisions with respect to other matters and issues arising under the Indenture, provided that any such provision does not adversely affect the rights of the holders of the exchange notes in any material respect.

        The Indenture contains provisions permitting Equitable and the Trustee, with the consent of the holders of not less than 66 2/3% in principal amount of the exchange notes to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the exchange notes, except that no such supplemental indenture may, without the consent of the holder of each note affected thereby:

  •
  change the Stated Maturity of the principal of, or any installment of principal of or interest on, the exchange notes, or reduce the principal amount thereof, the premium, if any, thereon or the rate of interest, of the exchange notes;

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  reduce the percentage in principal amount of the exchange notes, the consent of whose holders is required for any supplemental indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults thereunder; or

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  reduce the percentage of holders of the exchange notes required to consent to any waiver of defaults, covenants or supplemental indentures.

        The Indenture also permits Equitable to omit compliance with the "Restriction on Liens" and the "Restriction on Sale and Leaseback Transactions" covenants contained in the Indenture and described in this prospectus with respect to the exchange notes upon waiver by the holders of not less than 66 2/3% in principal amount of the exchange notes.

Discharge or Defeasance

        The Indenture will cease to be of further effect (except as to any surviving rights for the registration of the transfer or exchange of exchange notes expressly provided for in the Indenture) if:

  •
  all exchange notes (other than destroyed, lost or stolen exchange notes which have been replaced or paid and exchange notes, the payment for which has been held in trust and thereafter repaid to Equitable or discharged from such trust) have been delivered to the Trustee for cancellation; or

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  all exchange notes not previously delivered to the Trustee for cancellation have become due and payable or are by their terms to become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and Equitable has deposited with the Trustee, as trust funds, an amount sufficient to pay and discharge the entire indebtedness on the exchange notes for principal and any premium and interest to the date of such deposit or to maturity or redemption, as the case may be. Such trust may only be established if (a) Equitable has paid or caused to be paid all other sums payable by Equitable under the Indenture and (b) Equitable has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

        The Indenture provides that the terms of the exchange notes may provide Equitable with the option to discharge its indebtedness represented by such exchange notes or to cease to be obligated to comply with certain covenants under the Indenture. Equitable, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. Government Obligations which, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, to pay the principal of and premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the exchange notes at the stated maturity of such payments in accordance with the terms of the Indenture and such exchange notes. Such trust may only be established if:

  •
  in the case the exchange notes are then listed on the New York Stock Exchange, Equitable has delivered to the Trustee an opinion of counsel, stating that Equitable's exercise of this defeasance option will not cause the exchange notes to be delisted;

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  no Event of Default or event (including such deposit in trust) that with notice or lapse of time or both would become an Event of Default with respect to the exchange notes has occurred and is continuing on the date of such deposit;

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  Equitable has delivered to the Trustee (1) an opinion of counsel, stating that the holders of the exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of Equitable's exercise of this defeasance option and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if Equitable had not exercised this option and (2) in the case of the exchange notes being discharged, either a private letter ruling to that effect received from the U.S. Internal Revenue Service (the "IRS") or a revenue ruling pertaining to a comparable form of transaction to that effect published by the IRS or evidence of a change in applicable Federal income tax law to that effect occurring after the date of the Indenture; and

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  if Equitable is to be discharged with respect to the exchange notes, no Event of Default or event that with notice or lapse of time or both would become an Event of Default with respect to the exchange notes has occurred and is continuing at any time during the period ending on the 123rd day after the date of deposit by Equitable.

        In the event Equitable exercises this option and the exchange notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations, as the case may be, on deposit with the Trustee will be sufficient to pay the amounts due on the exchange notes at the time of their maturity, but may not be sufficient to pay the amounts due on the exchange notes at the time of the acceleration resulting from such Event of Default. However, Equitable will remain liable for such payments.

Trustee

        The Trustee may resign or be removed with respect to the exchange notes and a successor trustee may be appointed to act with respect to such exchange notes. In the event that two or more persons are acting as trustee with respect to different series of notes, each such trustee will be a trustee of a trust under the Indenture separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the "Trustee" under the Indenture may then be taken by each such trustee with respect to, and only with respect to, the one or more series of notes for which it is trustee.

Book-Entry, Delivery and Form

        The exchange notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, subject to the requirement that the exchange notes be issued in minimum denominations of $2,000. The exchange notes will be represented by one or more exchange notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Equitable takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised Equitable that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised Equitable that, pursuant to procedures established by it:

  •
  upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

  •
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Equitable and the Trustee will treat the Persons in whose names the exchange notes, including the Global Notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither Equitable, the Trustee nor any agent of Equitable or the Trustee has or will have any responsibility or liability for:

  •
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to beneficial ownership interests in the Global Notes; or

  •
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Equitable that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Equitable. Neither Equitable nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and Equitable and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the exchange notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        DTC has advised Equitable that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the Global Notes for legended exchange notes in certificated form, and to distribute such exchange notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures and may discontinue such procedures at any time. Neither Equitable nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Participants or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Exchange Notes

        A Global Note is exchangeable for definitive exchange notes in registered certificated form ("Certificated Notes") if:

  •
  DTC (a) notifies Equitable that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and, in either case, Equitable fails to appoint a successor depositary;

  •
  in the case of a Global Note held for an account of Euroclear or Clearstream, either as the case may be, (a) is closed for business for a continuous period of 14 days (other than by reason of statutory or other holidays), or (b) announces an intention permanently to cease business or does in fact do so;

  •
  Equitable, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Exchange Notes; or

  •
  there has occurred and is continuing an Event of Default with respect to the exchange notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Exchange Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Exchange Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

Exchange of Certificated Exchange Notes for Global Notes

        Certificated Exchange Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Notice to Investors."

Same Day Settlement and Payment

        Equitable will make payments in respect of the exchange notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. Equitable will make all payments of principal, interest and premium, with respect to Certificated Exchange Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Exchange Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The exchange notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds. Equitable expects that secondary trading in any Certificated Exchange Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Equitable that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences of the exchange of the original notes for exchange notes and the ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all the potential tax considerations. This summary is limited to the tax consequences of those persons who are original beneficial owners of the original notes, who purchased the original notes at their original issue price and who hold such original notes and exchange notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons subject to special treatment under the U.S. federal income tax laws (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, persons that have a functional currency other than the U.S. Dollar, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. expatriates, persons who have elected to mark securities to market, or those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum tax consequences or consequences under the tax laws of a state, local or foreign jurisdiction. This summary is based upon the Code, the Treasury Department regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

        This summary is for general information only. Holders of the original notes and exchange notes are urged to consult their tax advisors concerning the U.S. federal income and other tax consequences to them of exchanging such holder's original notes for exchange notes and owning and disposing of the exchange notes, as well as the application of state, local and foreign income and other tax laws.

        EACH HOLDER OF THE NOTES IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF EXCHANGING THE ORIGINAL NOTES FOR EXCHANGE NOTES AND HOLDING AND DISPOSING OF THE NOTES AND THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, UNDER THE LAWS OF ANY OTHER JURISDICTIONS WHERE THE HOLDER MAY BE SUBJECT TO TAXATION.

        If a partnership exchanges or holds the notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership that exchanges or holds the notes should consult its own tax advisors.

        TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS SUMMARY IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE.

U.S. Federal Income Taxation of U.S. Holders

        The following summary is limited to the U.S. federal income tax consequences relevant to a U.S. Holder. A "U.S. Holder" is a holder that for U.S. federal income tax purposes is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of the source; or

  •
  a trust, if a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.

        A "Non-U.S. Holder" is a holder that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

        A partnership for U.S. federal income tax purposes is not subject to income tax on income derived from holding the original notes or exchange notes. A partner of a partnership may be subject to tax on such income under rules similar to the rules for U.S. Holders or Non-U.S. Holders depending on whether (i) the partner is a U.S. or a non-U.S. person, and (ii) the partnership is or is not engaged in a U.S. trade or business to which income or gain from the original notes or exchange notes is effectively connected. If you are a partner of a partnership holding the original notes or exchange notes, you should consult your tax advisor about the U.S. tax consequences of exchanging the original notes for exchange notes and holding and disposing of the exchange notes.

Exchange of Original Notes for Exchange Notes

        The exchange of original notes for exchange notes will not constitute a taxable event for U.S. Holders. Consequently, a U.S. Holder will not recognize gain or loss upon receipt of an exchange note in exchange for an original note, the U.S. Holder's adjusted tax basis in the exchange note received will be the same as its adjusted tax basis in the corresponding original note immediately before the exchange and the U.S. Holder's holding period in the exchange note will include its holding period in the original note.

Tax Consequences of Holding and Disposing of the Exchange Notes

  Stated Interest on the Exchange Notes

        Stated interest on an exchange note will be includible in gross income as ordinary interest income in accordance with a U.S. Holder's usual method of accounting for tax purposes. Thus, accrual method U.S. Holders will report interest on the exchange notes as it accrues, and cash method U.S. Holders will report interest when it is received or unconditionally made available for receipt.

  Original Issue Discount

        Subject to a de minimus rule, the exchange notes will be treated as issued with original issue discount, or "OID," to the extent their "stated redemption price at maturity" exceeds their "issue price." The stated redemption price at maturity of the exchange notes will equal their stated principal amount. The issue price of the exchange notes will be equal to the issue price of the original notes.

        The issue price of a debt instrument that is traded on an established market or that is issued for another debt instrument so traded would be the fair market value of such debt instrument or such other debt instrument, as the case may be, on the issue date as determined by such trading. The issue price of a debt instrument that is neither so traded nor issued for another debt instrument so traded generally would be its stated principal amount. We believe, and intend to take the tax reporting position, that neither the original notes or exchange notes should be treated as traded on an established market and the original issue price of the exchange notes will be the stated principal amount of the original notes and there will be no OID on the exchange notes.

        We may be obligated to pay amounts in excess of stated interest or principal on the exchange notes in certain circumstances (see "Description of Exchange Notes—Optional Redemption"). Under

Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the yield or maturity date of the notes (and therefore, will not affect the amount of interest income a U.S. Holder recognizes) if, based on all the facts and circumstances as of the issue date, the likelihood of such payments is remote or the amount of the payment is incidental. We believe that the likelihood that we will be obligated to pay any such amounts is either remote or the amount payable is incidental. Therefore, we do not intend to treat the potential payment of these amounts as part of the yield to maturity of an exchange note. Our determinations that these contingencies are remote or incidental is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its exchange notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of an exchange note before the resolution of the contingencies. In the event a contingency was to occur, it would affect the amount and timing of the income recognized by the U.S. Holder. If any such amounts are in fact paid, U.S. Holders will be required to recognize such amounts as income.

  Disposition of Exchange Notes

        Upon the sale, exchange, redemption or other disposition of an exchange note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between:

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  the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which is treated as interest as described above); and

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  such U.S. Holder's adjusted tax basis in the exchange note.

        A U.S. Holder's adjusted tax basis in an exchange note is described above under "—Exchange of Original Notes for Exchange Notes."

        Gain or loss recognized on the disposition of an exchange note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the exchange note combined with any prior holding period for the original note is more than 12 months. In general, the maximum federal long-term capital gain rate is currently 15% for noncorporate U.S. Holders and 35% for corporate U.S. Holders. The deductibility of capital losses by U.S. Holders is subject to various limitations.

U.S. Federal Income Taxation of Non-U.S. Holders

  Payments of Interest

        Subject to the discussion of backup withholding below, payments of principal and interest (including OID, if any) on the exchange notes by us or any of our agents to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

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  interest paid on the exchange notes is not effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States;

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  the Non-U.S. Holder does not, directly or indirectly, actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury regulations thereunder;

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  the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through stock ownership;

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  the Non-U.S. Holder is not a bank where receipt of interest on the exchange notes is described in Section 881(c)(3)(A) of the Code; and

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  either (A) the beneficial owner of the exchange notes certifies to us or our agent on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Code) and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the exchange notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes us with a copy thereof (the "Portfolio Interest Exemption").

        If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exemption, payments of interest (including OID, if any) made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the exchange note provides us or our agent, as the case may be, with a properly executed

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  IRS Form W-8BEN (or successor form) claiming an exemption from withholding under the benefit of a tax treaty (a "Treaty Exemption"); or

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  IRS Form W-8ECI (or successor form) stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

        The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to provide its U.S. taxpayer identification number.

        The applicable regulations generally also require, in the case of an exchange note held by a foreign partnership, that:

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  the certification described above be provided by the partnership; and

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  the partnership provide certain information, and

in the case of an exchange note held by a foreign trust, that:

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  the certification described above be provided by the beneficial owners depending upon whether the trust is a "foreign complex trust," "foreign simple trust" or "foreign grantor trust" as defined in the Treasury regulations; and

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  the trust provides certain information.

        Further, a look-through rule will apply in the case of tiered partnerships, foreign simple trusts and foreign grantor trusts. We suggest that you consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

        If interest (including OID, if any) on an exchange note is effectively connected with a U.S. trade or business of the beneficial owner (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on an exchange note will be included in the foreign corporation's earnings and profits.

  Disposition of Exchange Notes

        No withholding of U.S. federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or disposition of an exchange note.

        A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, or other disposition of an exchange note unless:

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  the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met;

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  the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates; or

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  such gain or income is effectively connected with a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment).

Information Reporting and Backup Withholding

  U.S. Holders

        For each calendar year in which the exchange notes are outstanding, we are required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of interest (including OID, if any) paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

        In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to "backup" withhold a tax on each payment of interest (including OID, if any) and principal (and premium, if any) on the exchange notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. federal income tax liability, and entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

  Non-U.S. Holders

        We must report annually to the IRS and to each Non-U.S. Holder any interest (including OID, if any) paid to the Non-U.S. Holder and the amount of tax, if any, withheld with respect to those interest payments. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under current Treasury regulations, United States backup withholding tax will not apply to payments on an exchange note to a Non-U.S. Holder if the non-U.S. person certification described in "U.S. Federal Income Taxation of Non-U.S. Holders—Payments of Interest" is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. However, information reporting on IRS Form 1042-S may still apply with respect to interest (including OID, if any) payments.

        Generally, information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of an exchange note effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury regulations), unless the broker is:

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  a U.S. person;

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  a foreign person that derives 50% or more of it gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States;

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  a controlled foreign corporation for U.S. federal income tax purposes; or

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  a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S. persons or which engages in a U.S. trade or business.

        Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the four bullet points of the preceding sentence may be subject to information reporting requirements (but not backup withholding), unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the non-U.S. person certification described in "U.S. Federal Income Taxation of Non-U.S. Holders—Payments of Interest" or otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any claimed exemption are not satisfied.

        Backup withholding is not an additional tax and any amounts withheld pursuant to the backup withholding rules may be credited against a Non-U.S. Holder's U.S. federal income tax liability, and entitle such Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from to time, in connection with resales of exchange notes received in exchange for original notes if the broker-dealer acquired the original notes as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the effective date of the registration statement of which this prospectus is a part we will make this prospectus, as amended or supplemented, available to any broker-dealer who requests it in the letter of transmittal for use in connection with any such resale. In addition, until September 11, 2006, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers or other persons. Broker-dealers may from time to time sell exchange notes received for their own accounts in the exchange offer in one or more transactions:

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  in the over-the-counter market;

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  in negotiated transactions;

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  through the writing of options on the exchange notes or a combination of such methods of resale;

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  at market prices prevailing at the time of resale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities under the Securities Act.

        By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us in writing before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that my have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker- dealer that delivery of the prospectus may resume and have furnished to the broker-dealer copies of any amendment or supplement to the prospectus. We have agreed in the registration rights agreement that for a period of 180 days after the effective date of the registration statement of which this prospectus is a part we will make this prospectus, as amended or supplemented, available to any broker-dealer who requests it in writing for use in connection with any such resale.

LEGAL MATTERS

        Whether the exchange notes will constitute our valid and binding obligations in connection with the exchange offer is being passed upon for us by Reed Smith LLP, Pittsburgh, Pennsylvania.

EXPERTS

        The consolidated financial statements of Equitable Resources, Inc. at December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 (including the schedule appearing therein) and Equitable Resources, Inc.'s management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated by reference in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon and incorporated by reference herein. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can inspect reports and other information we file at the office of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We will provide you, without charge, upon written or oral request, a copy of the notes, the indenture governing the notes, the related registration rights agreement, and other material agreements that we summarize in this prospectus. You may request copies of these documents by contacting us at:

Equitable Resources, Inc.
225 North Shore Drive
Pittsburgh, Pennsylvania 15212
Attention: Johanna G. O'Loughlin, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Telephone: 412-553-5700

EQUITABLE RESOURCES

        If you are a broker-dealer that receives exchange notes for your own account as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of exchange notes if you acquired the exchange notes as a result of market-making activities or other trading activities. We will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the date of expiration of this exchange offer. See "Plan of Distribution."

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
About Equitable Resources, Inc.
The Exchange Offer
The Exchange Notes
RISK FACTORS
Risks Relating to Our Business
Risks Related to the Exchange Notes
FORWARD-LOOKING STATEMENTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
RATIO OF EARNINGS TO FIXED CHARGES
THE EXCHANGE OFFER
USE OF PROCEEDS
SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
DESCRIPTION OF EXCHANGE NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
EQUITABLE RESOURCES